EXHIBIT 10.1

CREDIT AND SECURITY AGREEMENT

BY AND BETWEEN

WINLAND ELECTRONICS, INC.

AND

M&I MARSHALL & ILSLEY BANK

Dated as of: June 30, 2003

CREDIT AND SECURITY AGREEMENT

Dated as of June 30, 2003

WINLAND ELECTRONICS, INC., a Minnesota corporation (the “Borrower”), and M&I MARSHALL & ILSLEY BANK, a Wisconsin banking corporation (the “Lender”), hereby agree as follows:

ARTICLE I

Definitions

     Section 1.1. Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular; and

(b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.

     “Accounts” means all of the Borrower’s accounts, as such term is defined in the UCC, including without limitation the aggregate unpaid obligations of customers and other account debtors to the Borrower arising out of the sale or lease of goods or rendition of services by the Borrower on an open account or deferred payment basis.

     “Advance” has the meaning given in Section 2.1.

     “Affiliate” or “Affiliates” means any Person controlled by, controlling or under common control with the Borrower, including (without limitation) any Subsidiary of the Borrower. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

     “Agreement” means this Credit and Security Agreement, as amended, supplemented or restated from time to time.

     “Banking Day” means a day other than a Saturday, Sunday or other day on which banks are generally not open for business in Minneapolis, Minnesota.

“Borrowing Base” means, at any time the lesser of:

(a) the Maximum Line; or

(b) the sum of (i) 75% of Eligible Accounts, plus (ii) the lesser of (A) 50% of Eligible Inventory, or (B) $1,250,000, plus (iii) the lesser of (A) 25% of the net book value of Eligible Equipment, or (B) $250,000.

     “Capital Expenditures” for a period means any expenditure of money for the purchase of any capital asset, including the acquisition of such assets by capital lease.

     “Collateral” means all of the Borrower’s Equipment, General Intangibles, Inventory, Receivables and Investment Property, together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) proceeds of any and all of the foregoing; (iii) in the case of all tangible goods, all accessions; (iv) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any tangible goods; (v) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods; and (vi) all sums on deposit in the Special Account.

     “Commitment” means the Lender’s commitment to make Advances and to issue Letters of Credit to or for the Borrower’s account pursuant to Article II.

     “Credit Facility” means the credit facility being made available to the Borrower by the Lender pursuant to Article II.

     “Debt” of the Borrower means, without duplication, all obligations of the Borrower or any Subsidiary on a consolidated basis: (a) in respect of borrowed money; (b) secured by a mortgage, pledge, security interest, lien or charge on the assets of the Borrower or a Subsidiary, whether or not the obligation secured has been assumed by the Borrower and/or its Subsidiaries; (c) any obligation for the deferred purchase price of any property or services evidenced by a note, payment contract (other than an account payable arising in the ordinary course of business) or other instrument; (d) any obligation as lessee under a capitalized lease; and (e) all guaranties in respect of the foregoing, excluding endorsements of negotiable instruments in the ordinary course of business.

     “Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

     “Default Period” means any period of time beginning on the first day an Event of Default has occurred and ending on the date that such Event of Default has been cured or waived.

     “Default Rate” means, with respect to the Advances, an annual rate equal to two percent (2.0%) over the applicable Floating Rate, which rate shall change when and as such Floating Rate changes.

Credit and Security Agreement

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “Eligible Accounts” means all unpaid Accounts, net of any credits, except the following shall not in any event be deemed Eligible Accounts:

(i) That portion of Accounts unpaid 90 days or more after the invoice date;

(ii) That portion of Accounts that is disputed or subject to a claim of offset or a contra account;

(iii) That portion of Accounts not yet earned by the final delivery of goods or rendition of services, as applicable, by the Borrower to the customer;

(iv) Accounts owed by any unit of government, whether foreign or domestic (provided, however, that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which the Borrower has provided evidence satisfactory to the Lender that (A) the Lender has a first priority perfected security interest and (B) such Accounts may be enforced by the Lender directly against such unit of government under all applicable laws);

(v) Accounts owed by an account debtor located outside the United States;

(vi) Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;

(vii) Accounts owed by a director, Subsidiary, Affiliate, officer or employee of the Borrower; provided, however, that Accounts owed by an Affiliate or a director shall not be deemed ineligible under this clause (vii) to the extent such Accounts arise from arms-length transactions in the ordinary course of business;

(viii) Accounts not subject to a duly perfected security interest in the Lender’s favor or which are subject to any lien, security interest or claim in favor of any Person other than the Lender including without limitation any payment or performance bond;

(ix) That portion of Accounts that has been restructured, extended, amended or modified;

(x) That portion of Accounts that constitutes advertising, finance charges, or service charges;

(xi) That portion of Accounts owed by an account debtor, regardless of whether otherwise eligible, which exceeds 25% (or such lower percentage as Lender may designate upon a determination by Lender that the quality of any Account has been diminished) of all Accounts owed by all account debtors.

Credit and Security Agreement

(xii) Accounts owed by an account debtor, regardless of whether otherwise eligible, if 10% or more of the total amount due under Accounts from such debtor is ineligible under clauses (i), (ii)or (ix) above; and

(xiii) Accounts, or portions thereof, otherwise deemed ineligible by the Lender in its reasonable discretion.

     “Eligible Equipment” means all Equipment of the Borrower which is subject to a duly perfected security interest in the Lender’s favor and which is not subject to any other lien, security interest or claim in favor of any Person other than the Lender.

     “Eligible Inventory” means all inventory of the Borrower, at the lower of cost or market value as determined in accordance with generally accepted accounting principles, provided, however, that the following shall not in any event be deemed Eligible Inventory:

(i) Inventory, that is: in-transit; not subject to a perfected, first priority security interest in favor of the Lender; covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; on consignment to or from any other person or subject to any bailment;

(ii) Supplies, packaging or parts inventory;

(iii) Work-in-process inventory;

(iv) Inventory that is damaged, obsolete or not currently saleable in the normal course of the Borrower’s operations;

(v) Inventory that the Borrower has returned, has attempted to return, is in the process of returning or intends to return to the vendor thereof;

(vi) Inventory that is subject to a security interest in favor of any person other than the Lender; and

(vii) Inventory otherwise deemed ineligible by the Lender in its reasonable discretion.

         “Environmental Laws” has the meaning specified in Section 5.12.

         “Equipment” means all of the Borrower’s equipment, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all present and future machinery, vehicles, furniture, fixtures, manufacturing equipment, shop equipment, office and recordkeeping equipment, parts, tools, supplies, and including specifically (without limitation) the goods described in any equipment schedule or list herewith or hereafter furnished to the Lender by the Borrower.

Credit and Security Agreement

     “Event of Default” has the meaning specified in Section 8.1.

     “Floating Rate” means an annual rate equal to the rate of interest publicly announced from time to time by the Lender as its “prime rate” or, if the Lender ceases to announce a rate so designated, any similar successor rate designated by the Lender.

     “Funding Date” has the meaning given in Section 2.1.

     “GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described in Section 5.5.

     “General Intangibles” means all of the Borrower’s general intangibles, as such term is defined in the UCC, whether now owned or hereafter acquired, including (without limitation) all present and future payment intangibles, software, license rights, letter-of-credit rights, patents, patent applications, copyrights, trademarks, trade names, trade secrets, customer or supplier lists and contracts, manuals, operating instructions, permits, franchises, the right to use the Borrower’s name, and the goodwill of the Borrower’s business.

     “Hazardous Substance” has the meaning given in Section 5.12.

     “Interest Expense” means, as of any date, the Borrower’s total gross interest expense during the immediately preceding 12-month period (excluding interest income), and shall in any event include, without limitation, (i) interest expensed (whether or not paid) on all Debt, (ii) the amortization of debt discounts, (iii) the amortization of all fees payable in connection with the incurrence of Debt to the extent included in interest expense, and (iv) the portion of any capitalized lease obligation allocable to interest expense.

     “Inventory” means all of the Borrower’s inventory, as such term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of whole goods, spare parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.

     “Investment Property” means all of the Borrower’s investment property, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all securities, security entitlements, securities accounts, commodity contracts, commodity accounts, stocks, bonds, mutual fund shares, money market shares and U.S. Government securities.

     “L/C Amount” means the sum of (i) the aggregate face amount of any issued and outstanding Letters of Credit and (ii) the unpaid amount of the Obligation of Reimbursement.

     “L/C Application” means an application and agreement for letters of credit in a form acceptable to the Lender.

     “Letter of Credit” has the meaning specified in Section 2.2.

Credit and Security Agreement

     “Leverage Ratio” as of a given date means the ratio of (1) all liabilities of the Borrower as shown in the liabilities section of the Borrower’s balance sheet to (2) the Borrower’s total net worth, as shown in the stockholder’s equity section of the Borrower’s balance sheet.

     “Loan Documents” means this Agreement, the Note, and the Security Documents.

     “Material Adverse Change” means the occurrence of any event relating to the business, operations, property, assets or financial condition of the Borrower which is reasonably likely to materially and adversely impact the ability of the Borrower to pay the Obligations in accordance with the Loan Documents.

     “Maturity Date” means June 28, 2004.

     “Maximum Line” means $2,500,000.00, unless said amount is reduced pursuant to Section 2.14, in which event it means the amount to which said amount is reduced.

     “Net Income” means the net income of the Borrower, after taxes, as determined in accordance with GAAP.

     “Note” means the Borrower’s promissory note, payable to the order of the Lender in substantially the form of Exhibit A hereto and any note or notes issued in substitution therefor, as the same may hereafter be amended, supplemented or restated from time to time.

     “Obligations” means the Note and each and every other debt, liability and obligation of every type and description which the Borrower may now or at any time hereafter owe to the Lender, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving the Lender alone or in a transaction involving other creditors of the Borrower, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including specifically, but not limited to, the Obligation of Reimbursement and all indebtedness of the Borrower arising under this Agreement, the Note, any L/C Application completed by the Borrower, or any other loan or credit agreement or guaranty between the Borrower and the Lender, whether now in effect or hereafter entered into.

     “Obligation of Reimbursement” has the meaning given in Section 2.3(a).

     “Permitted Lien” has the meaning given in Section 7.1.

     “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     “Plan” means an employee benefit plan or other plan maintained for the Borrower’s employees and covered by Title IV of ERISA, other than “multiemployer plans” as defined in Section 3(37) of ERISA.

Credit and Security Agreement

     “Premises” means all premises where the Borrower conducts its business and has any rights of possession, including (without limitation) the premises described in Exhibit D attached hereto.

     “Receivables” means each and every right of the Borrower to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease or other disposition of goods or other property, out of a rendering of services, out of a loan, out of the overpayment of taxes or other liabilities, or otherwise arises under any contract or agreement, whether such right to payment is created, generated or earned by the Borrower or by some other person who subsequently transfers such person’s interest to the Borrower, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all liens and security interests) which the Borrower may at any time have by law or agreement against any account debtor or other obligor obligated to make any such payment or against any property of such account debtor or other obligor; all including but not limited to all present and future accounts, contract rights, deposit accounts, loans and obligations receivable, chattel papers, bonds, notes, instruments and other debt instruments, tax refunds and rights to payment in the nature of general intangibles.

     “Reportable Event” shall have the meaning assigned to that term in Title IV of ERISA.

     “Security Documents” means this Agreement and any other document delivered to the Lender from time to time to secure the Obligations, as the same may hereafter be amended, supplemented or restated from time to time.

     “Security Interest” has the meaning given in Section 3.1.

     “Special Account” means a specified cash collateral account maintained by a financial institution acceptable to the Lender in connection with Letters of Credit, as contemplated by Section 2.4.

     “Subsidiary” means any corporation or limited liability company of which more than 50% of the outstanding shares of capital stock or membership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or board of governors of such entity, irrespective of whether or not at the time ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

     “Tangible Net Worth” means the difference between (i) the tangible assets of the Borrower, which, in accordance with GAAP are tangible assets, after deducting adequate reserves in each case where, in accordance with GAAP, a reserve is proper and (ii) all Debt of the Borrower; provided, however, that notwithstanding the foregoing in no event shall there be included as such tangible assets patents, trademarks, tradenames, copyrights, licenses, goodwill,

Credit and Security Agreement

receivables from Affiliates, directors, officers or employees, deferred charges or any securities or Debt of the Borrower or any other securities unless the same are readily marketable in the United States of America or entitled to be used as a credit against federal income tax liabilities, and any other assets designated from time to time by the Lender, in its sole discretion.

     “Termination Date” means the earliest of (i) the Maturity Date, (ii) the date the Borrower terminates the Credit Facility, or (iii) the date the Lender demands payment of the Obligations after an Event of Default pursuant to Section 8.2.

     “UCC” means the Uniform Commercial Code as in effect from time to time in the state designated in Section 9.14 as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion hereof.

     Section 1.2. Cross References. All references in this Agreement to Articles, Sections and subsections, shall be to Articles, Sections and subsections of this Agreement unless otherwise explicitly specified.

ARTICLE II

Amount and Terms of the Credit Facility

     Section 2.1. Advances. The Lender agrees, on the terms and subject to the conditions herein set forth, to make advances to the Borrower from time to time from the date all of the conditions set forth in Section 4.1 are satisfied (the “Funding Date”) to the Termination Date, on the terms and subject to the conditions herein set forth (the “Advances”). The Lender shall have no obligation to make an Advance if, after giving effect to such requested Advance, the sum of the outstanding and unpaid Advances under this Section 2.1 or otherwise would exceed the Borrowing Base less the L/C Amount. The Borrower’s obligation to pay the Advances shall be evidenced by the Note and shall be secured by the Collateral as provided in Article III. Within the limits set forth in this Section 2.1, the Borrower may borrow, prepay pursuant to Section 2.12 and reborrow. The Borrower agrees to comply with the following procedures in requesting Advances under this Section 2.1:

(a) The Borrower shall make each request for an Advance to the Lender before 2:00 p.m. (Minneapolis time) of the day of the requested Advance. Requests may be made in writing or by telephone, specifying the date of the requested Advance and the amount thereof. Each request shall be by (i) any officer of the Borrower; or (ii) any person designated as the Borrower’s agent by any officer of the Borrower in a writing delivered to the Lender; or (iii) any person whom the Lender reasonably believes to be an officer of the Borrower or such a designated agent.

Credit and Security Agreement

(b) Upon fulfillment of the applicable conditions set forth in Article IV, the Lender shall disburse the proceeds of the requested Advance by crediting the same to the Borrower’s demand deposit account maintained with the Lender unless the Lender and the Borrower shall agree in writing to another manner of disbursement. Upon the Lender’s request, the Borrower shall promptly confirm each telephonic request for an Advance by executing and delivering an appropriate confirmation certificate to the Lender. The Borrower shall repay all Advances even if the Lender does not receive such confirmation and, so long as the Lender reasonably believed such person to be authorized to request an Advance, even if the person requesting an Advance was not in fact authorized to do so. Any request for an Advance, whether written or telephonic, shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 have been satisfied as of the time of the request.

     Section 2.2. Letters of Credit.

(i) Subject to the Borrower’s request and the Lender’s approval, the Lender agrees, on the terms and subject to the conditions herein set forth, to issue, from the Funding Date to the Termination Date, one or more irrevocable standby or documentary letters of credit (each, a “Letter of Credit”) for the Borrower’s account. The Lender shall have no obligation to issue any Letter of Credit if the face amount of the Letter of Credit to be issued would exceed (1) the Borrowing Base less (2) the sum of (A) all outstanding and unpaid Advances and (B) the L/C Amount.

Each Letter of Credit, if any, shall be issued pursuant to a separate L/C Application entered into by the Borrower for the benefit of the Lender, completed in a manner satisfactory to the Lender. The terms and conditions set forth in each such L/C Application shall supplement the terms and conditions hereof, but if the terms of any such L/C Application and the terms of this Agreement are inconsistent, the terms hereof shall control.

(b) No Letter of Credit shall be issued with an expiry date later than the Maturity Date in effect as of the date of issuance.

(c) Any request to cause the Lender to issue a Letter of Credit under this Section 2.2 shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 have been satisfied as of the date of the request.

     Section 2.3. Payment of Amounts Drawn Under Letters of Credit; Obligation of Reimbursement.

Credit and Security Agreement

     The Borrower acknowledges that the Borrower, as applicant, will be liable to the Lender for reimbursement of any and all draws under Letters of Credit and for all other amounts required to be paid under the applicable L/C Application. Accordingly, the Borrower agrees to pay to the Lender any and all amounts required to be paid under the applicable L/C Application, when and as required to be paid thereby, and the amounts designated below, when and as designated:

(a) The Borrower hereby agrees to pay the Lender on the day a draft is honored under any Letter of Credit a sum equal to all amounts drawn under such Letter of Credit plus any and all reasonable charges and expenses that the Lender may pay or incur relative to such draw and the applicable L/C Application, plus interest on all such amounts, charges and expenses as set forth below (the Borrower’s obligation to pay all such amounts is herein referred to as the “Obligation of Reimbursement”).

(b) Whenever a draft is submitted under a Letter of Credit, the Lender shall make an Advance in the amount of the Obligation of Reimbursement and shall apply the proceeds of such Advance thereto. Such Advance shall be repayable in accordance with and be treated in all other respects as an Advance hereunder.

(c) If a draft is submitted under a Letter of Credit when the Borrower is unable, because a Default Period then exists or for any other reason, to obtain an Advance to pay the Obligation of Reimbursement, the Borrower shall pay to the Lender on demand and in immediately available funds, the amount of the Obligation of Reimbursement together with interest, accrued from the date of the draft until payment in full at the Default Rate. Notwithstanding the Borrower’s inability to obtain an Advance for any reason, the Lender is irrevocably authorized, in its sole discretion, to make an Advance in an amount sufficient to discharge the Obligation of Reimbursement and all accrued but unpaid interest thereon.

(d) The Borrower’s obligation to pay any Advance made under this Section 2.3, shall be evidenced by the Note and shall bear interest as provided in Section 2.6.

     Section 2.4. Special Account. If the Credit Facility is terminated for any reason whatsoever while any Letter of Credit is outstanding, the Borrower shall thereupon pay the Lender in immediately available funds for deposit in the Special Account an amount equal to the L/C Amount. The Special Account shall be an interest bearing account maintained for the Lender by any financial institution acceptable to the Lender. Any interest earned on amounts deposited in the Special Account shall be credited to the Special Account. Amounts on deposit in the Special Account may be applied by the Lender at any time or from time to time to the Obligation of Reimbursement (and, following a Default, to the Obligations) in the Lender’s sole discretion, and shall not be subject to withdrawal by the Borrower so long as the Lender maintains a security interest therein. Upon expiration or return of any Letter of Credit, the Lender agrees to transfer to the Borrower from funds held in the Special Account an amount

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equal to the undrawn amount of such Letter of Credit, so long as no Default or Event of Default then exists. The Lender agrees to transfer any balance in the Special Account to the Borrower at such time as the Lender is required to release its security interest in the Special Account under applicable law.

     Section 2.5. Obligations Absolute. The Borrower’s obligations arising under Section 2.3 shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of Section 2.3, under all circumstances whatsoever, including (without limitation) the following circumstances:

(a) any lack of validity or enforceability of any Letter of Credit or any other agreement or instrument relating to any Letter of Credit (collectively the “Related Documents”);

(b) the existence of any claim, setoff, defense or other right which the Borrower may have at any time, against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), or other person or entity, whether in connection with this Agreement, the transactions contemplated herein or in the Related Documents or any unrelated transactions;

(c) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever.

     Section 2.6. Interest; Default Interest; Participations; Usury. Interest accruing on the Note shall be due and payable in arrears on the first day of each month.

(a) Note. Except as set forth in Sections 2.6(b), 2.6(c) and 2.6(d), the outstanding principal balance of the Note shall bear interest at the Floating Rate.

(b) Default Interest Rate. At any time following the occurrence and during the continuance of an Event of Default, in the Lender’s sole discretion and without waiving any of its other rights and remedies, the principal of the Advances outstanding from time to time shall bear interest at the Default Rate, effective for any periods designated by the Lender from time to time during the existence of such Event of Default.

(c) Participations. If any Person shall acquire a participation in the Advances under this Agreement, the Borrower shall be obligated to the Lender to pay the full amount of all interest calculated under this Agreement, along with all other fees, charges and other amounts due under this Agreement, regardless if such Person elects to accept interest with respect to its participation at a lower rate than the Floating Rate or otherwise elects to accept less than its prorata share of such fees, charges and other amounts due under this Agreement.

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(d) Usury. In any event, no rate shall be put into effect which would result in a rate greater than the highest rate permitted by law.

     Section 2.7. Fees.

(a) Letter of Credit Fees. The Borrower agrees to pay the Lender a fee with respect to each standby Letter of Credit, if any, accruing on a daily basis and computed at an annual rate equal to 2.0% multiplied by the aggregate amount that may be drawn on such Letter of Credit assuming compliance with all conditions for drawing thereunder, from and including the date of issuance of such Letter of Credit until such date as such Letter of Credit shall be paid in full, terminate by its terms or be returned to the Lender, due and payable monthly in arrears on the first day of each month and on the Termination Date; provided, however that during Default Periods, in the Lender’s sole discretion and without waiving any of its other rights and remedies, such fee shall increase by two percent (2.0%) over the otherwise applicable rate. The foregoing fee shall be in addition to any and all fees, commissions and charges of the Lender with respect to or in connection with such Letter of Credit.

(b) Letter of Credit Administrative Fees. The Borrower agrees to pay the Lender, on written demand, the administrative fees charged by the Lender in connection with the honoring of drafts under any Letter of Credit, amendments thereto, transfers thereof and all other activity with respect to the Letters of Credit at the then-current rates published by the Lender for such services rendered on behalf of customers of the Lender generally.

(c) Unused Line Fee. The Borrower agrees to pay to the Lender at the end of each calendar quarter, in arrears, a line fee equal to one-fourth of one percent (0.25%) per annum, on the daily average amount by which the Maximum Line exceeds the sum of (1) the outstanding principal balance of the Note and (2) the L/C Amount.

     Section 2.8. Computation of Interest and Fees; When Interest Due and Payable. Interest accruing on the outstanding principal balance of the Advances and fees hereunder outstanding from time to time shall be computed on the basis of actual number of days elapsed in a year of 360 days. Interest shall be payable in arrears on the first day of each month and on the Termination Date.

     Section 2.9. Capital Adequacy; Increased Costs and Reduced Return. If any Related Lender determines at any time that its Return has been reduced as a result of any Rule Change, such Related Lender may require the Borrower to pay it the amount necessary to restore its Return to what it would have been had there been no Rule Change. For purposes of this Section 2.9:

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(a) “Capital Adequacy Rule” means any law, rule, regulation, guideline, directive, requirement or request regarding capital adequacy, or the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency, whether or not having the force of law, that applies to any Related Lender. Such rules include rules requiring financial institutions to maintain total capital in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.

(b) “L/C Rule” means any law, rule, regulation, guideline, directive, requirement or request regarding letters of credit, or the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency, whether or not having the force of law, that applies to any Related Lender. Such rules include rules imposing taxes, duties or other similar charges, or mandating reserves, special deposits or similar requirements against assets of, deposits with or for the account of, or credit extended by any Related Lender, on letters of credit.

(c) “Return”, for any period, means the return as determined by such Related Lender on the Advances and Letters of Credit based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules then in effect and costs of issuing or maintaining any Letter of Credit. Return may be calculated for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.

(d) “Rule Change” means any change in any Capital Adequacy Rule or L/C Rule occurring after the date of this Agreement, but the term does not include any changes in applicable requirements that as of the date hereof are scheduled to take place under the existing Capital Adequacy Rules or L/C Rules or any increases in the capital that any Related Lender is required to maintain to the extent that the increases are required due to a regulatory authority’s assessment of the financial condition of such Related Lender.

(e) “Related Lender” includes (but is not limited to) the Lender, any parent corporation of the Lender and any assignee of any interest of the Lender hereunder and any participant in the loans made hereunder.

Certificates of any Related Lender sent to the Borrower from time to time claiming compensation under this Section 2.9, stating the reason therefor and setting forth in reasonable detail the calculation of the additional amount or amounts to be paid to the Related Lender hereunder to restore its Return shall be conclusive absent manifest error. In determining such amounts, the Related Lender may use any reasonable averaging and attribution methods.

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     Section 2.10. Voluntary Prepayment; Reduction of the Maximum Line; Termination of the Credit Facility by the Borrower. The Borrower may prepay the Advances in whole at any time or from time to time in part without penalty. The Borrower may terminate the Credit Facility or reduce the Maximum Line at any time. If the Borrower reduces the Maximum Line to zero, all Obligations shall be immediately due and payable. Upon termination of the Credit Facility and payment and performance of all Obligations, the Lender shall release or terminate the Security Interest and the Security Documents to which the Borrower is entitled by law.

     Section 2.11. Mandatory Prepayment. Without notice or demand, if the sum of the outstanding principal balance of the Advances plus the L/C Amount shall at any time exceed the Borrowing Base, the Borrower shall (i) first, immediately prepay the Advances to the extent necessary to eliminate such excess; and (ii) if prepayment in full of the Advances is insufficient to eliminate such excess, pay to the Lender in immediately available funds for deposit in the Special Account an amount equal to the remaining excess. Any payment received by the Lender under this Section 2.11 shall be applied, first to the outstanding principal balance of the Advances and second, to any other Obligations, in such order and in such amounts as the Lender, in its discretion, may from time to time determine. Any prepayment under Section 2.10 shall be applied first to the outstanding principal balance of the Advances and second, to any other Obligations, in such order and in such amounts as the Lender, in its discretion, may from time to time determine.

     Section 2.12. Payment. All payments to the Lender shall be made in immediately available funds and shall be applied to the Obligations upon receipt by the Lender. The Lender may hold all payments not constituting immediately available funds for three (3) additional days before applying them to the Obligations. Notwithstanding anything in Section 2.1, the Borrower hereby authorizes the Lender, in its discretion at any time or from time to time without the Borrower’s request and even if the conditions set forth in Section 4.2 would not be satisfied, to make an Advance in an amount equal to the portion of the Obligations from time to time due and payable.

     Section 2.13. Payment on Non-Banking Days. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Banking Day, such payment may be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of interest on the Advances or the fees hereunder, as the case may be.

     Section 2.14. Use of Proceeds. The Borrower shall use the proceeds of the Advances, and each Letter of Credit, if any, for ordinary working capital purposes and for the purpose of paying all amounts owed by the Borrower to Wells Fargo Bank Minnesota, National Association.

     Section 2.15. Liability Records. The Lender may maintain from time to time, at its discretion, liability records as to the Obligations. All entries made on any such record shall be presumed correct until the Borrower establishes the contrary. Upon the Lender’s demand, the

Credit and Security Agreement

Borrower will admit and certify in writing the exact principal balance of the Obligations that the Borrower then asserts to be outstanding. Any billing statement or accounting rendered by the Lender shall be conclusive and fully binding on the Borrower unless the Borrower gives the Lender specific written notice of exception within 30 days after receipt.

ARTICLE III

Security Interest; Occupancy; Setoff

     Section 3.1. Grant of Security Interest. The Borrower hereby pledges, assigns and grants to the Lender a security interest (collectively referred to as the “Security Interest”) in the Collateral, as security for the payment and performance of the Obligations.

     Section 3.2. Notification of Account Debtors and Other Obligors. The Lender may at any time during a Default Period, notify any account debtor or other person obligated to pay the amount due that such right to payment has been assigned or transferred to the Lender for security and shall be paid directly to the Lender. The Borrower will join in giving such notice if the Lender so requests. At any time after the Borrower or the Lender gives such notice to an account debtor or other obligor, the Lender may, but need not, in the Lender’s name or in the Borrower’s name, (a) demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor; and (b) as the Borrower’s agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of the Borrower’s mail to any address designated by the Lender, otherwise intercept the Borrower’s mail, and receive, open and dispose of the Borrower’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for the Borrower’s account or forwarding such mail to the Borrower’s last known address.

     Section 3.3. Assignment of Insurance. As additional security for the payment and performance of the Obligations, the Borrower hereby assigns to the Lender any and all monies (including, without limitation, proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of the Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and the Borrower hereby directs the issuer of any such policy to pay all such monies directly to the Lender. At any time, whether or not a Default Period then exists, the Lender may (but need not), in the Lender’s name or in the Borrower’s name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy.

Credit and Security Agreement

     Section 3.4. Occupancy.

(a) The Borrower hereby irrevocably grants to the Lender the right to take possession of the Premises at any time during a Default Period.

(b) The Lender may use the Premises only to hold, process, manufacture, sell, use, store, liquidate, realize upon or otherwise dispose of goods that are Collateral and for other purposes that the Lender may in good faith deem to be related or incidental purposes.

(c) The Lender’s right to hold the Premises shall cease and terminate upon the earlier of (i) payment in full and discharge of all Obligations and termination of the Commitment, and (ii) final sale or disposition of all goods constituting Collateral and delivery of all such goods to purchasers.

(d) The Lender shall not be obligated to pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises; provided, however, that if the Lender does pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises, the Borrower shall reimburse the Lender promptly for the full amount thereof. In addition, the Borrower will pay, or reimburse the Lender for, all taxes, fees, duties, imposts, charges and expenses at any time incurred by or imposed upon the Lender by reason of the execution, delivery, existence, recordation, performance or enforcement of this Agreement or the provisions of this Section 3.4.

     Section 3.5. License. The Borrower hereby grants to the Lender a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all trademarks, franchises, trade names, copyrights and patents of the Borrower for the purpose of selling, leasing or otherwise disposing of any or all Collateral during any Default Period.

     Section 3.6. Financing Statement. The Borrower hereby authorizes the Lender to file one or more financing statements or continuation statements in respect thereof, and amendments thereto, relating to and in order to perfect the security interests granted hereby, without the signature of the Borrower where permitted by law. A photocopy or other reproduction of this Security Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. For this purpose, the following information is set forth:

     Name and address of Debtor:

     Winland  Electronics, Inc.
     1950 Excel Drive
     Mankato, MN 56001

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     Federal Tax Identification No. 41-0992135
     Organizational I.D. No. 2E-472

     Name and address of Secured Party:

     M&I Marshall & Ilsley Bank
     770 North Water Street
     Milwaukee, WI 53202
     Federal Tax Identification No. 39-0452805

     Section 3.7. Setoff. The Borrower agrees that the Lender may at any time or from time to time following the occurrence and during the continuance of a Default, at its sole discretion and without demand and without notice to anyone, setoff any liability owed to the Borrower by the Lender, whether or not due, against any Obligation, whether or not due. In addition, at any time or from time to time following the occurrence and during the continuance of a Default, each other Person holding a participating interest in any Obligations shall have the right to appropriate or setoff any deposit or other liability then owed by such Person to the Borrower, whether or not due, and apply the same to the payment of said participating interest, as fully as if such Person had lent directly to the Borrower the amount of such participating interest.

ARTICLE IV

Conditions of Lending

     Section 4.1. Conditions Precedent to the Initial Advance and the Initial Letter of Credit. The Lender’s obligation to make the initial Advance or to cause to be issued the initial Letter of Credit hereunder shall be subject to the condition precedent that the Lender shall have received all of the following, each in form and substance satisfactory to the Lender:

(a) This Agreement, properly executed by the Borrower.

(b) The Note, properly executed by the Borrower.

(c) A true and correct copy of any and all leases pursuant to which the Borrower is leasing the Premises, together with a landlord’s disclaimer and consent with respect to each such lease that is described on Schedule 4.1(c) hereto.

(d) Current searches of appropriate filing offices showing that (i) no judgments or state or federal tax liens have been filed and remain in effect against the Borrower, (ii) no financing statements or assignments of patents, trademarks or copyrights have been filed and remain in effect against the Borrower except those financing statements and assignments of patents, trademarks or copyrights

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relating to Permitted Liens or to liens held by Persons who have agreed in writing that upon receipt of proceeds of the Advances, they will deliver UCC releases and/or terminations and releases of such assignments of patents, trademarks or copyrights satisfactory to the Lender, and (iii) the Lender has duly filed all financing statements necessary to perfect the Security Interest, to the extent the Security Interest is capable of being perfected by filing.

(e) A certificate of the Borrower’s Secretary or Assistant Secretary certifying as to (i) the resolutions of the Borrower’s directors and, if required, shareholders, authorizing the execution, delivery and performance of the Loan Documents, (ii) the Borrower’s articles of incorporation, with all amendments, and bylaws, and (iii) the signatures of the Borrower’s officers and any other agents authorized to execute and deliver the Loan Documents and other instruments, agreements and certificates, including Advance requests, on the Borrower’s behalf.

(f) A current certificate issued by the Secretary of State of Minnesota, certifying that the Borrower is in good standing and is otherwise in compliance with all applicable organizational requirements of the State of Minnesota.

(g) Evidence that the Borrower is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

(h) An opinion of counsel to the Borrower, addressed to the Lender.

(i) Certificates of the insurance required hereunder, with all hazard insurance containing a lender’s loss payable endorsement in the Lender’s favor and with all liability insurance naming the Lender as an additional insured.

(j) Payment of the fees and commissions due through the date of the initial Advance or Letter of Credit under Section 2.7 and expenses incurred by the Lender through such date and required to be paid by the Borrower under Section 9.7, including all legal expenses incurred through the date of this Agreement.

(k) Such other documents as the Lender in its sole, reasonable discretion may require.

     Section 4.2. Conditions Precedent to All Advances and Letters of Credit. The Lender’s obligation to make each Advance or to cause the Issuer to issue any Letter of Credit shall be subject to the further conditions precedent that on such date:

(a) the representations and warranties contained in Article V are correct on and as of the date of such Advance or issuance of Letter of Credit as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

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(b) no event has occurred and is continuing, or would result from such Advance or the issuance of such Letter of Credit, as the case may be, which constitutes a Default or an Event of Default.

ARTICLE V

Representations and Warranties

     The Borrower represents and warrants to the Lender as follows:

     Section 5.1. Corporate Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Tax Identification Number. The Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the State of Minnesota and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary. The Borrower has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents. During its existence, the Borrower has done business solely under the names set forth in Schedule 5.1 hereto. The Borrower’s chief executive office and principal place of business is located at the address set forth in Schedule 5.1 hereto, and all of the Borrower’s records relating to its business or the Collateral are kept at that location. All Inventory and Equipment is located at that location or at one of the other locations set forth in Schedule 5.1 hereto. The Borrower’s tax identification numbers and organizational identification number are correctly set forth in Section 3.6 hereto.

     Section 5.2. Authorization of Borrowing; No Conflict as to Law or Agreements. The execution, delivery and performance by the Borrower of the Loan Documents and the borrowings from time to time hereunder have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the Borrower’s shareholders; (ii) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof; (iii) violate any provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the Borrower’s articles of organization or operating agreement; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any mortgage,

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deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature (other than the Security Interest) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

     Section 5.3. Legal Agreements. This Agreement constitutes and, upon due execution by the Borrower, the other Loan Documents will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

     Section 5.4. Subsidiaries. The Borrower has no Subsidiaries.

     Section 5.5. Financial Condition; No Adverse Change. The Borrower has heretofore furnished to the Lender its balance sheet dated as of March 31, 2003 in the form filed with the SEC, and statements of operations and cash flow for the period then ended. Such balance sheet and statements fairly present Borrower’s financial condition on the date thereof. Since the date of such balance sheet and statements, there has been no material adverse change in the operations or the financial condition of the Borrower.

     Section 5.6. Litigation. Except as set forth on Schedule 5.6 hereto, there are no actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened against or affecting the Borrower or the properties of the Borrower before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower, would have a material adverse effect on the financial condition, properties or operations of the Borrower.

     Section 5.7. Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

     Section 5.8. Taxes. The Borrower has paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by the Borrower. The Borrower has filed all federal, state and local tax returns which are required to be filed, and the Borrower has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by the Borrower to the extent such taxes have become due.

     Section 5.9. Titles and Liens. The Borrower has good and absolute title to all Collateral described in the collateral reports provided to the Lender and all other Collateral, properties and assets reflected in the latest financial statements referred to in Section 5.5 and all proceeds thereof, free and clear of all mortgages, security interests, liens and encumbrances, except for Permitted Liens. No financing statement naming the Borrower as debtor is on file in any office except to perfect only Permitted Liens.

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     Section 5.10. Plans. Except as set forth in Schedule 5.10 hereto, the Borrower does not maintain and has not maintained any Plan. The Borrower has not received any notice and has no knowledge that it is not in compliance in all material respects with any of the requirements of ERISA. No Reportable Event or other fact or circumstance which may have an adverse effect on any Plan’s tax qualified status exists in connection with any Plan. The Borrower has no:

(a) Accumulated funding deficiency within the meaning of ERISA; or

(b) Liability, or knows of any fact or circumstances which could result in any liability, to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than accrued benefits which or which may become payable to participants or beneficiaries of any such Plan).

     Section 5.11. Default. The Borrower is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a material adverse effect on the Borrower’s financial condition, properties or operations.

     Section 5.12. Environmental Matters.

(a) Definitions. As used in this Agreement, the following terms shall have the following meanings:

(i) “Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

(ii) “Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

(b) To the Borrower’s best knowledge, there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any liability or obligation for either the Borrower or the Lender under common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create any such liability.

(c) The Borrower has not disposed of Hazardous Substances in such a manner as to create any liability under any Environmental Law.

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(d) To the Borrower’s best knowledge, there are not any requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation, relating in any way to the Premises or the Borrower, alleging liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto. To the Borrower’s best knowledge, no such matter is threatened or impending.

(e) The Borrower’s businesses are being conducted in accordance with all Environmental Laws and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful and efficient operation of such businesses are in the Borrower’s possession and are in full force and effect. No permit required under any Environmental Law is scheduled to expire within 12 months and there is no threat that any such permit will be withdrawn, terminated, limited or materially changed.

(f) To the Borrower’s best knowledge, the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

(g) The Borrower has delivered to Lender all environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the Premises or Borrower’s businesses and in its possession; and the Borrower is not aware of any other material environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the Premises or Borrower’s businesses.

     Section 5.13. Submissions to Lender. All financial and other information provided to the Lender by or on behalf of the Borrower in connection with the Borrower’s request for the credit facilities contemplated hereby is true and correct in all material respects and, as to any projections, valuations or proforma financial statements, present a good faith opinion as to such projections, valuations and proforma condition and results.

     Section 5.14. Financing Statements. The Borrower has approved and authorized the Lender to file financing statements sufficient when filed to perfect the Security Interest and the other security interests created by the Security Documents. When such financing statements are filed in the offices noted therein, the Lender will have a valid and perfected security interest in all Collateral and all other collateral described in the Security Documents which is capable of being perfected by filing financing statements. None of the Collateral or other collateral covered by the Security Documents is or will become a fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.

     Section 5.15. Rights to Payment. Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral or other collateral covered by the Security Documents is (or, in the case of all future Collateral or such other collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim, of the account debtor or other obligor named therein or in the Borrower’s records pertaining thereto as being obligated to pay such obligation.

Credit and Security Agreement

ARTICLE VI

Borrower’s Affirmative Covenants

     So long as the Obligations shall remain unpaid, or the Credit Facility shall remain outstanding, the Borrower will comply with the following requirements, unless the Lender shall otherwise consent in writing:

     Section 6.1. Reporting Requirements. The Borrower will deliver, or cause to be delivered, to the Lender each of the following, which shall be in form and detail acceptable to the Lender:

(a) as soon as available, and in any event within 90 days after the end of each fiscal year of the Borrower, the Borrower’s audited financial statements with the unqualified opinion of independent certified public accountants selected by the Borrower and reasonably acceptable to the Lender, which annual financial statements shall include the Borrower’s balance sheet as at the end of such fiscal year and the related statements of the Borrower’s income, retained earnings and cash flows for the fiscal year then ended, prepared, if the Lender so requests, on a consolidating and consolidated basis to include the Borrower and any Subsidiaries, all in reasonable detail and prepared in accordance with GAAP, together with (i) copies of all management letters prepared by such accountants; (ii) a report signed by such accountants stating that in making the investigations necessary for said opinion they obtained no knowledge, except as specifically stated, of any Default or Event of Default hereunder and setting forth all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the requirements set forth in Sections 6.12 and 6.13; and (iii) a certificate of the Borrower’s chief financial officer stating that such financial statements have been prepared in accordance with GAAP and whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto;

(b) as soon as available and in any event within 30 days after the end of each month, an unaudited/internal balance sheet, statements of cash flow and statements of income and retained earnings of the Borrower as at the end of and for such month and for the year to date period then ended, prepared, if the Lender so requests, on a consolidating and consolidated basis to include the Borrower and any Subsidiaries, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year and the projections

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relating to the current year, all prepared in accordance with GAAP, subject to year-end audit adjustments; and accompanied by a borrowing base certificate substantially in the form of Exhibit C hereto;

(c) as soon as available and in any event within 30 days after the beginning of each fiscal year of the Borrower, the projected balance sheets, cash flow statements and income statements for each month of such year, each in reasonable detail, representing the Borrower’s good faith projections and identical to the projections used by the Borrower for internal planning purposes, together with a schedule of capital expenditures and such other supporting schedules and information as the Lender may in its reasonable discretion require;

(d) as soon as available and in any event within 30 days after the end of each calendar quarter, a compliance certificate of the Borrower’s chief financial officer, substantially in the form of Exhibit B hereto stating all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the requirements set forth in Sections 6.12 and 6.13;

(e) immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower which seek a monetary recovery against the Borrower in excess of $100,000;

(f) as promptly as practicable (but in any event not later than five business days) after an officer of the Borrower obtains knowledge of the occurrence of any event which constitutes a Default or Event of Default hereunder, notice of such occurrence, together with a detailed statement by a responsible officer of the Borrower of the steps being taken by the Borrower to cure the effect of such breach, default or event;

(g) promptly upon knowledge thereof, notice of any disputes or claims by the Borrower’s customers exceeding $50,000 individually or $100,000 in the aggregate outstanding at any given time during any fiscal year;

(h) promptly upon knowledge thereof, notice of any loss of or material damage to any Collateral or other collateral covered by the Security Documents or of any substantial adverse change in any Collateral or such other collateral or the prospect of payment thereof;

(i) promptly upon their distribution, copies of all financial statements, reports and proxy statements which the Borrower shall have sent to its stockholders; and

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(j) promptly upon knowledge thereof, notice of the Borrower’s violation of any law, rule or regulation, the non-compliance with which could materially and adversely affect the Borrower’s business or its financial condition.

     Section 6.2. Books and Records; Inspection and Examination. The Borrower will keep accurate books of record and account for itself pertaining to the Collateral and pertaining to the Borrower’s business and financial condition in which true and complete entries will be made in accordance with GAAP and, upon the Lender’s request, will permit any officer, employee, attorney or accountant for the Lender to audit, review, make extracts from or copy any and all corporate and financial books and records of the Borrower at all times during ordinary business hours, and to discuss the Borrower’s affairs with any of its directors, officers, accountants or attorneys. The Borrower will permit the Lender, or its employees, accountants, attorneys or agents, to examine and inspect any Collateral, other collateral covered by the Security Documents or any other property of the Borrower at any time during ordinary business hours. The Borrower shall reimburse the Lender for all costs and expenses incurred in connection with all such examinations and inspections occurring during any Default Period.

     Section 6.3. Account Verification. The Lender may at any time during a Default Period send or require the Borrower to send requests for verification of accounts or notices of assignment to account debtors and other obligors. The Lender may also at any time and from time to time telephone account debtors and other obligors to verify accounts.

     Section 6.4. Compliance with Laws.

(a) The Borrower will (i) comply with the requirements of applicable laws and regulations, the non-compliance with which would materially and adversely affect its business or its financial condition and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.

(b) Without limiting the foregoing undertakings, the Borrower specifically agrees that it will comply with all applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by any Environmental Laws, and will not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any liability or obligation under the common law of any jurisdiction or any Environmental Law.

     Section 6.5. Payment of Taxes and Other Claims. The Borrower will pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including, without limitation, the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of the Borrower; provided, that the

Credit and Security Agreement

Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

     Section 6.6. Maintenance of Properties.

(a) The Borrower will keep and maintain the Collateral, the other collateral covered by the Security Documents and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts; provided, however, that nothing in this Section 6.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the Borrower’s judgment, desirable in the conduct of the Borrower’s business and not disadvantageous in any material respect to the Lender.

(b) The Borrower will defend the Collateral against all claims or demands of all persons (other than the Lender and Permitted Liens) claiming the Collateral or any interest therein.

(c) The Borrower will keep all Collateral and other collateral covered by the Security Documents free and clear of all security interests, liens and encumbrances except Permitted Liens.

     Section 6.7. Insurance. The Borrower will obtain and at all times maintain insurance with insurers believed by the Borrower to be responsible and reputable, in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrower operates. Without limiting the generality of the foregoing, the Borrower will at all times keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as the Lender may reasonably request, with any loss payable to the Lender to the extent of its interest, and all policies of such insurance shall contain a lender’s loss payable endorsement for the Lender’s benefit acceptable to the Lender. All policies of liability insurance required hereunder shall name the Lender as an additional insured.

     Section 6.8. Preservation of Existence. The Borrower will preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business.

     Section 6.9. Delivery of Instruments, etc. Upon request by the Lender, the Borrower will promptly deliver to the Lender in pledge the originals of all instruments, documents and chattel papers constituting Collateral, duly endorsed or assigned by the Borrower.

Credit and Security Agreement

     Section 6.10. Performance by the Lender. If the Borrower at any time fails to perform or observe any of the foregoing covenants contained in this Article VI or elsewhere herein, and if such failure shall continue for a period of ten calendar days after the Lender gives the Borrower written notice thereof (or in the case of the agreements contained in Sections 6.5 and 6.7, immediately upon the occurrence of such failure, without notice or lapse of time), the Lender may, but need not, perform or observe such covenant on behalf and in the name, place and stead of the Borrower (or, at the Lender’s option, in the Lender’s name) and may, but need not, take any and all other actions which the Lender may reasonably deem necessary to cure or correct such failure (including, without limitation, the payment of taxes, the satisfaction of security interests, liens or encumbrances, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and the Borrower shall thereupon pay to the Lender on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Lender, together with interest thereon from the date expended or incurred at the Floating Rate. To facilitate the Lender’s performance or observance of such covenants of the Borrower, the Borrower hereby irrevocably appoints the Lender, or the Lender’s delegate, acting alone, as the Borrower’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of the Borrower any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by the Borrower under this Section 6.10.

     Section 6.11. Maintenance of Accounts. The Borrower will maintain its operating accounts at the Lender.

     Section 6.12. Minimum Tangible Net Worth. The Borrower will maintain its Tangible Net Worth, on a consolidated basis with all Subsidiaries, as of the end of each fiscal quarter, at not less than the sum of (a) the Borrower’s actual Tangible Net Worth as of the most recent fiscal year end, plus (b) 60% of the Borrower’s year-to-date Net Income (after taxes), excluding losses, for the then-current fiscal year.

     Section 6.13. Maximum Leverage Ratio. The Borrower will maintain its Leverage Ratio, on a consolidated basis with all Subsidiaries, as of the end of each fiscal quarter, at not more than 1.50 to 1.0.

Credit and Security Agreement

ARTICLE VII

Negative Covenants

     So long as the Obligations shall remain unpaid, or the Credit Facility shall remain outstanding, the Borrower agrees that, without the Lender’s prior written consent:

     Section 7.1. Liens. The Borrower will not create, incur or suffer to exist any mortgage, deed of trust, pledge, lien, security interest, assignment or transfer upon or of any of its assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing, the following (collectively, “Permitted Liens”):

(a) covenants, restrictions, easements and minor irregularities in title which do not materially interfere with the Borrower’s business or operations as presently conducted;

(b) liens for taxes not yet due or which are being contested in good faith by appropriate proceeding promptly initiated and diligently conducted in accordance with Section 6.5 hereof;

(c) liens incidental to the normal conduct of the business or the ownership of properties and assets of the Borrower (including liens in connection with worker’s compensation, unemployment insurance, old age pensions, other social security benefits or obligations and other like laws but excluding liens in connection with the incurrence of indebtedness) and liens to secure statutory obligations, surety, penalty or appeal bonds or other like liens of general nature incurred in the ordinary course of business and not in connection with the incurrence of indebtedness and which do not in the aggregate materially impair (1) the use of such property or assets in the operation of the business of the Borrower, or (2) in Lender’s judgment, the Security Interest;

(d) mortgages, deeds of trust, pledges, liens, security interests and assignments in existence on the date hereof and listed in Schedule 7.1 hereto, securing indebtedness for borrowed money permitted under Section 7.2;

(e) the Security Interest and liens and security interests created by the Security Documents; and

(f) purchase money security interests relating to the acquisition of machinery and equipment of the Borrower not exceeding the lesser of cost or fair market value thereof and so long as no Default Period is then in existence and none would exist immediately after such acquisition.

Credit and Security Agreement

     Section 7.2. Indebtedness. The Borrower will not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on the Borrower’s behalf, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

(a) indebtedness arising hereunder;

(b) indebtedness of the Borrower in existence on the date hereof and listed in Schedule 7.2 hereto;

(c) indebtedness of the Borrower which is unsecured;

(d) indebtedness relating to liens permitted in accordance with Section 7.1; provided, however, that the sum of any indebtedness relating to liens permitted under Section 7.1 (f) and indebtedness permitted under Section 7.2(c) shall not exceed $250,000.00 at any one time in the aggregate; and

(e) indebtedness consisting of capital lease obligations in an outstanding amount not to exceed $250,000 at any one time in the aggregate.

     Section 7.3. Guaranties. The Borrower will not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

(a) the endorsement of negotiable instruments by the Borrower for deposit or collection or similar transactions in the ordinary course of business; and

(b) guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons, in existence on the date hereof and listed in Schedule 7.2 hereto.

     Section 7.4. Investments and Subsidiaries.

(a) The Borrower will not purchase or hold beneficially any stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, including specifically but without limitation any partnership or joint venture.

(b) The Borrower will not create or permit to exist any Subsidiary.

     Section 7.5. Dividends. The Borrower will not declare or pay any dividends on any class of its stock or make any payment on account of the purchase, redemption or other retirement of any such stock or make any distribution in respect thereof, either directly or indirectly; provided, however, that dividends paid in stock of the Borrower shall not be restricted pursuant to this Section 7.5.

Credit and Security Agreement

     Section 7.6. Sale or Transfer of Assets; Suspension of Business Operations. The Borrower will not sell, lease, assign, transfer or otherwise dispose of (i) the stock of any Subsidiary, (ii) all or a substantial part of its assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person, other than the sale of Inventory in the ordinary course of business and the sale of worn out or obsolete equipment, and will not liquidate, dissolve or suspend business operations. The Borrower will not in any manner transfer any property without prior or present receipt of full and adequate consideration.

     Section 7.7. Consolidation and Merger; Asset Acquisitions. The Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person.

     Section 7.8. Sale and Leaseback. The Borrower will not enter into any arrangement, directly or indirectly, with any other Person whereby the Borrower shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which the Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred.

     Section 7.9. Restrictions on Nature of Business. The Borrower will not engage in any line of business materially different from that presently engaged in by the Borrower and will not purchase, lease or otherwise acquire assets not related to its business.

     Section 7.10. Capital Expenditures. The Borrower will not incur or contract to incur Capital Expenditures of more than $250,000.00 in the aggregate during any fiscal year.

     Section 7.11. Accounting. The Borrower will not adopt any material change in accounting principles other than as required by GAAP. The Borrower will not adopt, permit or consent to any change in its fiscal year.

     Section 7.12. Defined Benefit Pension Plans. The Borrower will not adopt, create, assume or become a party to any defined benefit pension Plan, unless disclosed to the Lender pursuant to Section 5.10.

     Section 7.13. Place of Business; Name. The Borrower will not transfer its chief executive office or principal place of business, or move, relocate, close or sell any business location. The Borrower will not permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest. The Borrower will not change its name.

Credit and Security Agreement

     Section 7.14. Corporate Status. The Borrower shall not change or rescind its status as a Minnesota corporation.

ARTICLE VIII

Events of Default, Rights and Remedies

     Section 8.1. Events of Default. “Event of Default”, wherever used herein, means any one of the following events:

(a) Default in the payment of the Obligations when they become due and payable;

(b) Failure to pay when due any amount specified in Section 2.3 relating to the Borrower’s Obligation of Reimbursement, or failure to pay when due or upon termination of the Credit Facility any amounts required to be paid for deposit in the Special Account under Section 2.4 or;

(c) Default in the payment of any fees, commissions, costs or expenses required to be paid by the Borrower under this Agreement;

(d) Default in the performance, or breach, of any covenant or agreement of the Borrower contained in this Agreement or any of the other Loan Documents, and the continuance of such default for a period of fifteen (15) days following notice from the Lender;

(e) The Borrower shall be or become insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or the Borrower shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower; or the Borrower shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding (other than a proceeding described in Section 8.1(f) below) shall be instituted (by petition, application or otherwise) against the Borrower; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower;

(f) A petition shall be filed by or against the Borrower under the United States Bankruptcy Code naming the Borrower as debtor and, if filed against the Borrower, shall remain undismissed for sixty (60) days;

Credit and Security Agreement

(g) Any representation or warranty made by the Borrower in this Agreement, or by the Borrower (or any of its officers) in any agreement, certificate, instrument or financial statement or other statement contemplated by or made or delivered pursuant to or in connection with this Agreement shall prove to have been incorrect in any material respect when deemed to be effective;

(h) The rendering against the Borrower of a final judgment, decree or order for the payment of money in excess of $100,000 and the continuance of such judgment, decree or order unsatisfied and in effect for any period of 30 consecutive days without a stay of execution;

(i) A default under any bond, debenture, note or other evidence of indebtedness of the Borrower in excess of $100,000 owed to any Person other than the Lender, or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any lease of any of the Premises, and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture, other instrument or lease;

(j) Any Reportable Event, which the Lender determines in good faith might constitute grounds for the termination of any Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Plan, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Borrower by the Lender; or a trustee shall have been appointed by an appropriate United States District Court to administer any Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan; or the Borrower shall have filed for a distress termination of any Plan under Title IV of ERISA; or the Borrower shall have failed to make any quarterly contribution required with respect to any Plan under Section 412(m) of the Internal Revenue Code of 1986, as amended, which the Lender determines in good faith may by itself, or in combination with any such failures that the Lender may determine are likely to occur in the future, result in the imposition of a lien on the Borrower’s assets in favor of the Plan;

(k) A default shall occur under any Security Document or under any other security agreement, mortgage, deed of trust, assignment or other instrument or agreement securing any obligations of the Borrower hereunder or under any note, and the continuance of such default for a period of fifteen (15) days following notice from the Lender;

(l) The Borrower shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or sell all or substantially all of its assets, without the Lender’s prior written consent;

Credit and Security Agreement

(m) Any Material Adverse Change shall have occurred.

     Section 8.2. Rights and Remedies. During any Default Period, the Lender may exercise any or all of the following rights and remedies:

(a) the Lender may, by notice to the Borrower, declare the Commitment to be terminated, whereupon the same shall forthwith terminate;

(b) the Lender may, by notice to the Borrower, declare the Obligations to be forthwith due and payable, whereupon all Obligations shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which the Borrower hereby expressly waives;

(c) the Lender may, without notice to the Borrower and without further action, offset and apply any and all money owing by the Lender to the Borrower to the payment of the Obligations;

(d) the Lender may make demand upon the Borrower and, forthwith upon such demand, the Borrower will pay to the Lender in immediately available funds for deposit in the Special Account pursuant to Section 2.14 an amount equal to the aggregate maximum amount available to be drawn under all Letters of Credit then outstanding, assuming compliance with all conditions for drawing thereunder;

(e) the Lender may exercise and enforce any and all rights and remedies available upon default to a secured party under the UCC, including, without limitation, the right to take possession of Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Borrower hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Collateral, and, in connection therewith, the Borrower will on demand assemble the Collateral and make it available to the Lender at a place to be designated by the Lender which is reasonably convenient to both parties;

(f) the Lender may exercise and enforce its rights and remedies under the Loan Documents; and

(g) the Lender may exercise any other rights and remedies available to it by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in subsections (e) or (f) of Section 8.1, the Obligations shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind.

     Section 8.3. Certain Notices. If notice to the Borrower of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 9.3) at least ten calendar days before the date of intended disposition or other action.

Credit and Security Agreement

ARTICLE IX

Miscellaneous

     Section 9.1. No Waiver; Cumulative Remedies. No failure or delay by the Lender in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

     Section 9.2. Amendments, Etc. No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom or any release of a Security Interest shall be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

     Section 9.3. Addresses for Notices, Etc. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation, or (d) transmitted by telecopy, in each case addressed or telecopied to the party to whom notice is being given at its address or telecopier number as set forth below:

If to the Borrower: Winland Electronics, Inc. 1950 Excel Drive Mankato, MN 56002 Telecopier: (507) 387-2488 Attention: Jennifer A. Thompson

Credit and Security Agreement

If to the Lender:

M&I Marshall & Ilsley Bank 651 Nicollet Mall Minneapolis, Minnesota 55402-1611 Telecopier: 612/904-8012 Attention: Douglas Pudvah

or, as to each party, at such other address or telecopier number as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be deemed to have been given on (a) the date received if personally delivered, (b) when deposited in the mail if delivered by mail, (c) the date sent if sent by overnight courier, or (d) the date of transmission if delivered by telecopy, except that notices or requests to the Lender pursuant to any of the provisions of Article II shall not be effective until received by the Lender.

     Section 9.4. Further Documents. The Borrower will from time to time execute and deliver or endorse any and all instruments, documents, conveyances, assignments, security agreements, financing statements and other agreements and writings that the Lender may reasonably request in order to secure, protect, perfect or enforce the Security Interest or the Lender’s rights under the Loan Documents (but any failure to request or assure that the Borrower executes, delivers or endorses any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

     Section 9.5. Collateral. This Agreement does not contemplate a sale of accounts, contract rights or chattel paper, and, as provided by law, the Borrower is entitled to any surplus and shall remain liable for any deficiency. The Lender’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and the Lender need not otherwise preserve, protect, insure or care for any Collateral. The Lender shall not be obligated to preserve any rights the Borrower may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application.

     Section 9.6. Costs and Expenses. The Borrower agrees to pay on demand all costs and expenses, including (without limitation) attorneys’ fees, incurred by the Lender in connection with the Obligations, this Agreement, the Loan Documents, any Letters of Credit, and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, including without limitation all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Obligations and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.

Credit and Security Agreement

     Section 9.7. Indemnity. In addition to the payment of expenses pursuant to Section 9.6, the Borrower agrees to indemnify, defend and hold harmless the Lender, and any of its participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the “Indemnitees”) from and against any of the following (collectively, “Indemnified Liabilities”):

(i) any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents or the making of the Advances, other than taxes imposed on the overall net income of the Lender;

(ii) any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Section 5.12 proves to be incorrect in any respect or as a result of any violation of the covenant contained in Section 6.4(b); and

(iii) any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel) in connection with the foregoing and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents or the use or intended use of the proceeds of the Advances.

If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee’s request, the Borrower, or counsel designated by the Borrower and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Borrower’s sole cost and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrower shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The Borrower’s obligation under this Section 9.7 shall survive the termination of this Agreement and the discharge of the Borrower’s other obligations hereunder.

     Section 9.8. Participants. The Lender and its participants, if any, are not partners or joint venturers, and the Lender shall not have any liability or responsibility for any obligation, act or omission of any of its participants. All rights and powers specifically conferred upon the Lender may be transferred or delegated to any of the Lender’s participants, successors or assigns.

Credit and Security Agreement

     Section 9.9. Execution in Counterparts; Facsimile. This Agreement and other Loan Documents may be executed in any number of counterparts, and, except for the Note, may be transmitted by facsimile, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

     Section 9.10. Binding Effect; Assignment; Complete Agreement; Exchanging Information. The Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights thereunder or any interest therein without the Lender’s prior written consent. This Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof.

     Section 9.11. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

     Section 9.12. Headings. Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     Section 9.13. Governing Law; Jurisdiction, Venue; Waiver of Jury Trial. The Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Minnesota. The parties hereto hereby (i) consent to the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy related to this Agreement; (ii) waive any argument that venue in any such forum is not convenient, (iii) agree that any litigation initiated by the Lender or the Borrower in connection with this Agreement or the other Loan Documents shall be venued in either the District Court of Hennepin County, Minnesota, or the United States District Court, District of Minnesota, Second Division; and (iv) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT.

Credit and Security Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

M&I Marshall & Ilsley Bank	WINLAND ELECTRONICS, INC.

By /s/ John W. Howard	By /s/ Lorin E. Krueger

Its Sr. Vice President	Its: President and Chief Executive Officer

By /s/ Doug Pudvah

Its Vice President

Credit and Security Agreement

Table of Exhibits and Schedules

Exhibit A	Form of Note

Exhibit B	Compliance Certificate

Exhibit C	Borrowing Base Certificate

Exhibit D	Premises

Schedule 5.1	Trade Names, Chief Executive Office, Principal Place of Business, and Locations of Collateral

Schedule 5.6	Litigation

Schedule 5.10	Plans

Schedule 7.1	Permitted Liens

Schedule 7.2	Permitted Indebtedness and Guaranties

Exhibit A to Credit and Security Agreement

NOTE

$2,500,000	Minneapolis, Minnesota
June , 2003

     For value received, the undersigned, WINLAND ELECTRONICS, INC., a Minnesota corporation (the “Borrower”), hereby promises to pay on the Termination Date under the Credit Agreement (defined below), to the order of M&I MARSHALL & ILSLEY BANK, a Wisconsin banking corporation (the “Lender”), at its office in Minneapolis, Minnesota, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000) or, if less, the aggregate unpaid principal amount of all Advances made by the Lender to the Borrower under the Credit Agreement (defined below) together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Credit and Security Agreement of even date herewith (as the same may hereafter be amended, supplemented or restated from time to time, the “Credit Agreement”) by and between the Lender and the Borrower. The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement. This Note may be prepaid only in accordance with the Credit Agreement.

     This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof. This Note is the Note referred to in the Credit Agreement. This Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

     The Borrower hereby agrees to pay all costs of collection, including attorneys’ fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

     Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

WINLAND ELECTRONICS, INC.

By

Its:

A-1

Exhibit B to Credit and Security Agreement

Compliance Certificate

To:	M&I Marshall & Ilsley Bank

Date:	, 200

Subject:	WINLAND ELECTRONICS, INC. (the “Borrower”).

Financial Statements

     In accordance with our Credit and Security Agreement dated as of June      , 2003 (the “Credit Agreement”), attached are the financial statements of the Borrower as of and for      , 200     (the “Reporting Date”) and the year-to-date period then ended (the “Current Financials”). All terms used in this certificate have the meanings given in the Credit Agreement.

     The undersigned certifies that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly present the Borrower’s financial condition and the results of its operations as of the date thereof.

     Events of Default. (Check one):

☐	The undersigned does not have knowledge of the occurrence of a Default or Event of Default under the Credit Agreement.

☐ The undersigned has knowledge of the occurrence of a Default or Event of Default under the Credit Agreement and attached hereto is a statement of the facts with respect thereto.

     The undersigned hereby certifies to the Lender as follows:

☐ The Reporting Date does not mark the end of one of the Borrower’s fiscal quarters, hence the undersigned is completing none of the paragraphs below.

☐	The Reporting Date marks the end of one of the Borrower’s fiscal quarters, hence the undersigned is completing all paragraphs below.

     Financial Covenants. The undersigned further hereby certifies as follows:

     1.     Minimum Tangible Net Worth. Pursuant to Section 6.12 of the Credit Agreement, as of the Reporting Date, the Borrower’s Tangible Net Worth was $     which ☐ satisfies ☐ does not satisfy the requirement that the Tangible Net Worth be no less than

B-1

the sum of (a) Borrower’s actual Tangible Net Worth as of the fiscal year ending December 31, 20                    , plus (b) 60% of the Borrower’s year-to-date Net Income (after taxes), excluding losses, for the year including the Reporting Date, on the Reporting Date.

(1) Book Net Worth:	$
(2) Less: Patents/Trademarks:	$
Other Intangibles:	$
(3) Tangible Net Worth:	$

(4) Prior FYE TNW:	$
(5) YTD Net Income (excl. losses)	$
X 60%
(6) Product of line (5) x 60%	$

(7) Required Tangible Net Worth	$
(Sum of line (4) and line (6))

     2.     Maximum Leverage Ratio. Pursuant to Section 6.13 of the Credit Agreement, as of the Reporting Date, the Borrower’s Leverage Ratio was      to 1.00 which ☐satisfies ☐does not satisfy the requirement that such ratio be no more than 1.50 to 1.00 on the Reporting Date.

Total Liabilities:	$
÷ Book Net Worth:	$
Leverage Ratio:	______ to 1.00

     3.     Capital Expenditures. Pursuant to Section 7.10 of the Credit Agreement, for the year-to-date period ending on the Reporting Date, the Borrower has expended or contracted to expend during the fiscal year ending      , 200     , for Capital Expenditures, $     in the aggregate, which ☐satisfies ☐does not satisfy the requirement that such expenditures not exceed $250,000.00 in the aggregate during such fiscal year.

YTD CapEx (prior quarter-end):	$
CapEx during this quarter:	$
Total YTD CapEx:	$

WINLAND ELECTRONICS, INC.

By

Its:

B-2

Exhibit C to Credit and Security Agreement

Borrowing Base Certificate

Total

Accounts Receivable Balance (As of )		$

Less:	Over 90 days past invoice date Cross-Age (> 10% past due, contra, 25% concentration) Other ineligible

Total Ineligible A/R		$
Eligible Accounts Receivable		$
Available A/R at 75%		$

Inventory Value (As of )		$
Less:	WIP Inventory Other ineligible

Total Ineligible Inventory		$
Eligible Inventory		$
Available Inventory at 50% (capped at $1,250,000)		$

Equipment Value (As of )		$
Less:	encumbered Equipment

Total Ineligible Equipment		$
Eligible Equipment		$
Available Equipment at 25% (capped at $250,000)		$

Borrowing Base Availability (before Cap)		$
Capped at $2,500,000
Borrowing Base Availability (after Cap)		$

Less:	Letters of Credit
Less:	Outstanding Advances

Net Availability		$

C-1

Exhibit D to Credit and Security Agreement

Premises

The Premises referred to in the Credit and Security Agreement are described as follows:

     1950 Excel Drive in the City of Mankato, County of Blue Earth, State of Minnesota.

D-1

Schedule 5.1 to Credit and Security Agreement

Trade Names, Chief Executive Office, Principal Place of Business, and Locations of Collateral

Trade Names

None.

Chief Executive Office/Principal Place of Business

The Chief Executive Office/Principal Place of Business/Location of Collateral is located on the property situated at 1950 Excel Drive in the City of Mankato, County of Blue Earth, State of Minnesota.

Schedule 5.4 to Credit and Security Agreement

Subsidiaries

None.

Schedule 5.6 to Credit and Security Agreement

Litigation

None.

Schedule 5.10 to Credit and Security Agreement

Plans

The Company has the following plans:

     Winland Electronics, Inc. 401(k) Plan

     Winland Electronics, Inc. Flexible Benefit Plan

Schedule 7.1 to Credit and Security Agreement

Permitted Liens

Mortgages on 1950 Excel Drive, City of Mankato, County of Blue Earth, State of Minnesota in favor of City of Mankato pursuant to the following agreements:

Mortgage Loan Agreement dated October 6, 1999 between the Company and City of Mankato

Agreement for Loan of Minnesota Investment Fund dated October 6, 1999 between the Company and City of Mankato

Agreement for Loan of Small Cities Development Program Funds dated December 14, 1999 between the Company and City of Mankato

Promissory Notes dated October 6, 1994 ($500,000), October 6, 1999 ($150,000) and December 14, 1999 (1,321,913.59)

UCC Financing Statements on file with the Minnesota Secretary of State:

Filing				Amendment/
Date	File No.	Secured Party	Collateral	Continuation

12/12/97	1995992	GCI Capital Inc.	Equipment Lease Schedule No. 21280-02 (Fuji and accessories)	Amendment filed 02/01/99 (name change); Continuation filed 07/31/02

11/08/00	2273039	Wells Fargo Equipment Finance Inc.	Equipment Lease No. 29709-101 (Fuji Surface Mount Device and Ultraprint Stencil Printer)

03/11/02	20023341289	Arrow Electronics Inc.	Products owned and stored by Secured Party pursuant to In-Plant Store Agreement dated 04/01/02

06/17/02	20024404312	Citicorp Vendor Finance Inc.	Equipment Lease No. 200089795 (Teradyne)

Schedule 7.2 to Credit and Security Agreement

Permitted Indebtedness and Guaranties

Indebtedness

See liens set forth in Schedule 7.1 relating to mortgage and equipment finance leases.

Guaranties

None.

NOTE

$2,500,000	Minneapolis, Minnesota

June 30, 2003

     For value received, the undersigned, WINLAND ELECTRONICS, INC., a Minnesota corporation (the “Borrower”), hereby promises to pay on the Termination Date under the Credit Agreement (defined below), to the order of M&I MARSHALL & ILSLEY BANK, a Wisconsin banking corporation (the “Lender”), at its office in Minneapolis, Minnesota, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000) or, if less, the aggregate unpaid principal amount of all Advances made by the Lender to the Borrower under the Credit Agreement (defined below) together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Credit and Security Agreement of even date herewith (as the same may hereafter be amended, supplemented or restated from time to time, the “Credit Agreement”) by and between the Lender and the Borrower. The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement. This Note may be prepaid only in accordance with the Credit Agreement.

     This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof. This Note is the Note referred to in the Credit Agreement. This Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

     The Borrower hereby agrees to pay all costs of collection, including attorneys’ fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

     Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

WINLAND ELECTRONICS, INC.

By	/s/ Lorin E. Krueger

Its: President and Chief Executive Officer